Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 12, 2013, among (1) PROFESSOR CONNOR’S, INC., a Delaware corporation (the “Borrower”), (2) the several banks and other lenders from time to time parties to this Agreement (the “Lenders”) and (3) ONEWEST BANK, FSB (“OneWest Bank”), as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. The Borrower, the Lenders and the Agent are party to that certain Credit Agreement dated as of June 8, 2012 (the “Existing Credit Agreement”) pursuant to which the Lenders made available to the Borrower a revolving credit facility in the maximum principal amount of $40,000,000.

B. The Borrower has requested that the Lenders (i) increase the revolving loan facility as set forth herein and (ii) make other changes to the Credit Agreement as set forth herein, and the Agent and the Lenders have agreed to such increase and changes, in each case on the terms and conditions set forth in this Agreement.

Accordingly, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accountants”: a firm of independent certified public accountants as shall be selected by the Borrower and reasonably satisfactory to the Agent.

“Account”: an account (as that term is defined in the UCC).

“Account Debtor”: any Person who is obligated on an Account, chattel paper, or a General Intangible.

“Acquisition”: any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Additional Documents”: has the meaning assigned to such term in Section 9.4(c).

“Affiliate”: as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 10% or more of the ordinary voting power for the election of directors or managers of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement”: the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement, and as this Amended and Restated Credit Agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Agent”: as defined in the preamble hereto.

“Anti-Terrorism Laws”: any Requirements of Law relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), the Requirements of Law administered by OFAC, and all Requirements of Law comprising or implementing these laws.

“Asset Disposition”: the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the properties, business or assets (other than cash and Cash Equivalents, but including the assignment of any lease, license or permit relating to any property) of the Borrower or any of its Subsidiaries to any Person or Persons; provided that Asset Dispositions shall not include any of the following:

(a) the sale of inventory in the ordinary course of business;

(b) dispositions of assets or property between or among the Loan Parties;

(c) dispositions in the ordinary course of business constituting the sale or discount of Accounts reasonably deemed by the Borrower to be uncollectible;

(d) the sale of obsolete or worn-out assets or assets no longer used or useful in the business of the Loan Parties;

(e) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; and

(f) any disposition or issuance by the Borrower of its own equity interests to the extent that any such issuance does not result in a Change of Control.

“Assignment and Acceptance”: an Assignment and Acceptance in the form of Exhibit F to this Agreement.

“Available Revolving Loan Commitment”: with respect to each Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of such Lender’s Revolving Loans outstanding.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. “Prime Rate” shall mean the rate of interest per annum as published in The Wall Street Journal on the date of measurement or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board as determined by the Agent as the “bank prime loan” rate. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of national recognized standing selected by it. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Revolving Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefit Plan”: a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Person”: a Person (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or (v) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Books”: all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower”: as defined in the preamble hereto.

“Borrower Collateral”: all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims described on Schedule 1.1(c),

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities and Securities Accounts),

(i) all of its Negotiable Collateral,

(j) all of its Supporting Obligations,

(k) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Agent, and

(l) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrowing Notice”: a notice from the Borrower to the Agent requesting a borrowing of Revolving Loans, substantially in the form of Exhibit D hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Canadian Subsidiary”: means Professor Connors Canada, Inc., a company organized under the laws of the province of Ontario.

“Capital Lease”: a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would be treated as a capital lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capitalized Lease Obligation”: that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two-hundred-seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change in Law”: means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: (a) Permitted Holders fail to own and control, directly or indirectly, 50.1% or more, of the Capital Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) Freshpet Investors, LLC fails to own and control, directly or indirectly, 15% or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chillers”: refrigerated unit out of which the Loan Parties’ products are sold.

“Closing Date”: June 8, 2012.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any Collateral Document executed by any Loan Party as security for all or part of the Obligations.

“Collateral Documents”: this Agreement, the Control Agreements and all other instruments, documents and agreements encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Agent or any Lender executed by the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Collections”: all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignment”: has the meaning assigned to such term in Section 9.4(b).

“Compliant Guarantor”: subject to Section 7.2, a Guarantor that is in compliance with its respective Guarantee with no Guarantor Default in existence.

“Continuation Notice”: a request for continuation or conversion of a Revolving Loan as set forth in Section 2.4, substantially in the form of Exhibit C.

“Continuing Director”: (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance reasonably satisfactory to the Agent and entered into for the purpose of perfecting a security interest in one or more deposit accounts or securities accounts of the Loan Parties.

“Copyright Security Agreement”: a copyright security agreement executed and delivered by Borrower and the Agent, the form and substance of which is reasonably satisfactory to the Agent.

“Covenant Compliance Certificate”: a certificate of a Responsible Officer or other senior officer of the Borrower substantially in the form of Exhibit E hereto.

“Covered Amount”: as defined in the definition of “Maximum Revolving Amount” herein.

“Default”: an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender”: has the meaning assigned to such term in Section 2.1(e).

“Deposit Account”: any deposit account (as that term is defined in the UCC).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment”: equipment (as that term is defined in the UCC) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equityholder Agreements”: each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and other agreement or instrument governing the equity of any Loan Party or any other security with conversion rights into equity of any Loan Party.

“Equity Contribution Agreement”: the Equity Contribution Agreement dated as of the Closing Date and executed by the Borrower and the MidOcean Entities, in favor of the Agent, for the benefit of the Agent and the Lenders, as amended by the First Amendment to Equity Contribution Agreement delivered pursuant to Section 4.1 of this Agreement, and as it may be further amended, restated, supplemented or otherwise modified from time to time.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

“Eurodollar Business Day”: any day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”: all (A)(i) taxes imposed on, by reference to or measured in whole or in part by the revenue, net income, capital or net worth of the Agent or any Lender, (ii) franchise or other taxes imposed in lieu thereof and (iii) taxes on doing business or taxes measured by capital or net worth imposed on the Agent or any Lender by any Governmental Authority in a jurisdiction in which the Agent or any Lender (a) is organized, (b) maintains its principal office, (c) is doing business or (d) has a lending office and (B) any withholding taxes imposed by the United States for any period with respect to which any Lender has failed to provide the Borrower with the appropriate form or forms as required by Section 10.6(i).

“Existing Credit Agreement”: as defined in the recitals hereto.

“Financial Statements”: (a) the audited balance sheets of the Borrower for the fiscal year ended December 31, 2011, and the related statements of income, changes in shareholders’ equity, and cash flows as of and for the fiscal years then ended, and (b) the unaudited balance sheet of the Borrower, as of December 31, 2012, and the related statements of income, changes in owners’ equity and cash flows as of and for the fiscal quarter then ended.

“Fresh Pet Guarantee”: that certain Shareholder Guarantee executed by the Kayne Investors in favor of the Agent.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“General Intangibles”: general intangibles (as that term is defined in the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or customary indemnifications under agreements, in each case given or entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees”: each Subsidiary Guarantee, the Shareholder Guarantees and the Equity Contribution Agreement.

“Guarantor Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any Guarantor Collateral Document executed by any Guarantor as security for all or part of any Guarantee.

“Guarantor Collateral Documents”: the Guarantor Security Agreement, each Control Agreement requested by the Agent pursuant to the Guarantor Security Agreement, each UCC-1 Financing Statement filed pursuant to any of the foregoing and any other document or agreement encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein for the benefit of the Agent executed by a Guarantor, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Guarantor Cure Period”: as defined in Section 7.2 hereof.

“Guarantor Default”: an “Event of Default” as defined in any Shareholder Guarantee or the Equity Contribution Agreement, as applicable, including the failure to maintain and or report “Liquidity” or “Uncalled Capital Commitments”, as applicable, as such terms are defined in and as required under the applicable Guarantee.

“Guarantor Security Agreement”: the Guarantor Security Agreement made by each Subsidiary in favor of the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Guarantors”: each Subsidiary, the MidOcean Entities and the Shareholder Guarantors, which Shareholder Guarantors guarantee the percentage of the aggregate Revolving Loan Commitments as set forth Schedule 1.1(a).

“Hazardous Materials”: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreements”: as defined in the definition of “Hedging Obligations” in this Section 1.1.

“Hedging Obligations”: of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness”: (a) all obligations for borrowed money and Prohibited Preferred Stock, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other similar financial products (except to the extent cash collateralized), (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables, deferred rent, taxes or compensation incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all Hedging Obligations, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each calendar month to occur while any such Revolving Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of (a), (b) and (c) above, the day on which any such Revolving Loan becomes due and payable in full or is paid or prepaid in full.

“Interest Period”: with respect to any LIBOR Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three, six, nine or twelve months thereafter as available, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three, six, nine or twelve months thereafter as available, as selected by the Borrower by irrevocable notice to the Agent not less than three (3) Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period for any Revolving Loan that would otherwise extend beyond the date final payment is due on such Revolving Loan shall end on the date of such final payment; and

(iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory”: inventory (as that term is defined in the UCC).

“Investment Company Act”: as defined in Section 3.12 hereof.

“Investment Property”: investment property (as that term is defined in the UCC).

“Kayne Investors”: Richard Kayne and The Richard and Suzanne Kayne Living Trust under the Agreement dated January 14, 1999.

“Lenders”: as defined in the preamble hereto and Section 8.8 hereof.

“Lender Hedging Agreement”: any Hedging Agreement entered into between the Borrower or any Subsidiary and a Lender, or a Person who was a Lender at the time such Hedging Agreement was entered into, the Agent, or an Affiliate thereof.

“LIBOR”: with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by the Agent and equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as (i) the rate at which dollar deposits in immediately available funds are offered two (2) Eurodollar Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period in the interbank Eurodollar market on or about 9:00 a.m. (Los Angeles time) or (ii) the “LIBOR Rate” set forth in the money rates section of the Wall Street Journal two (2) Business Days prior to the first day of such Interest Period, in each case for a period equal to such Interest Period and in an amount comparable to the amount of such LIBOR Loan. The Agent currently uses Bloomberg to provide information with respect to the interbank Eurodollar market, but the Agent, in its sole discretion, may change the service providing such information at any time and/or may rely upon the rate quoted in the Wall Street Journal as indicated above. Each determination of the LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, absent manifest error.

“LIBOR Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 - LIBOR Reserve Requirements

“LIBOR Loans”: Revolving Loans the rate of interest applicable to which is based upon LIBOR Adjusted Rate.

“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“Lien”: any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Liquidity”: means as of the date of determination the sum of (a) unencumbered cash (other than Liens permitted by Sections 6.3(a) and (j)), and Cash Equivalents owned by the Loan Parties, (b) the aggregate available Revolving Loan Commitments hereunder, and (c) the aggregate principal amount

-available to be borrowed under the terms of the Senior Credit Agreement.

“Loan Documents”: this Agreement, any Revolving Notes, the Collateral Documents, the Guarantor Collateral Documents, the Guarantees, any Lender Hedging Agreements, the Subordination Agreement, the agency letter between the Borrower and the Agent, and any other agreement executed by a Loan Party in connection therewith and herewith, as such agreements and documents may be amended, restated, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Loan Parties”: the Borrower and the Subsidiaries.

“Majority Lenders”: Lenders having Revolving Loan Commitments equal to or more than 50.1% of the aggregate Revolving Loan Commitment, or, if any Revolving Loan Commitment has terminated, with respect to such Revolving Loan Commitment, Lenders with outstanding Loans under such Commitment having an unpaid principal balance equal to or more than 50.1% of the sum of the unpaid principal balance of all Revolving Loans outstanding, excluding from such calculation Lenders which have failed or refused to fund a Revolving Loan when required to do so; provided that at all times that there are only two Lenders, the Majority Lenders shall mean both such Lenders; provided further that at all times that there are only three Lenders and one of those Lenders is also the Agent who holds more than 50.1% of the sum of the unpaid principal balance of all Revolving Loans outstanding, the Majority Lenders shall mean two of the three Lenders.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Maximum Debt Covenant”: as defined in Section 6.2.

“Maximum Revolving Amount”: as of any date of determination, the lesser of (i) the aggregate Revolving Loan Commitments and (ii) the sum of the principal amounts set forth in the “Amount” column of Schedule 1.1(a) attached hereto, as it may be adjusted from time to time as contemplated by the last sentence of Section 2.2 (such amount, the “Covered Amount”), of each Compliant Guarantor.

“MidOcean Entities”: collectively, MidOcean Partners III, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MidOcean III”), MidOcean Partners III-A, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MidOcean III-A”) and MidOcean Partners III-D, L.P., a limited partnership formed under the laws of the State of Delaware (“MidOcean III-D”).

“MidOcean III Partnership Agreement”: that certain Amended and Restated Agreement of Exempted Limited Partnership dated as of July 31, 2006, as amended by the First Amendment dated as of March 30, 2007, the Second Amendment dated as of May 31, 2007, the Third Amendment dated as of June 23, 2008, the Fourth Amendment dated as of February 3, 2009 and the Fifth Amendment dated as of March 20, 2012, and as it may be further amended, modified or restated from time to time.

“MidOcean III-A Partnership Agreement”: that certain Amended and Restated Agreement of Exempted Limited Partnership dated as of July 31, 2006, as amended by the First Amendment dated as of March 30, 2007, the Second Amendment dated as of May 31, 2007, the Third Amendment dated as of June 23, 2008, the Fourth Amendment dated as of February 3, 2009 and the Fifth Amendment dated as of March 20, 2012, and as it may be further amended, modified or restated from time to time.

“MidOcean III-D Partnership Agreement”: that certain Amended and Restated Agreement of Limited Partnership dated as of July 31, 2006, as amended by the First Amendment dated as of March 30, 2007, the Second Amendment dated as of May 31, 2007, the Third Amendment dated as of June 23, 2008, the Fourth Amendment dated as of February 3, 2009 and the Fifth Amendment dated as of March 20, 2012, and as it may be further amended, modified or restated from time to time.

“Multiemployer Plan”: a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“New Lender”: as defined in Section 2.16(c).

“New Lender Joinder”: as defined in Section 2.16(c).

“Non-Compliant Guarantor”: a Guarantor that is not a Compliant Guarantor.

“Norris Investors”: Charles A. Norris and The Norris Trust, dated June 18, 2002.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Revolving Loans, and all other obligations and liabilities of the Borrower and its Subsidiaries to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, including any and all Lender Hedging Agreements, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Agent and the Lenders that are required to be paid by the Borrower and its Subsidiaries pursuant to the terms of this Agreement) or otherwise.

“OFAC”: the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“OFAC Lists”: collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders, including Executive Order No. 13224, as that list may be amended from time to time.

“OneWest Bank”: as defined in the preamble hereto.

“Organic Documents”: with respect to any entity, in each case to the extent applicable thereto, its certificate or articles of incorporation or organization, its by-laws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all Equityholder Agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its membership interests, and any other arrangements relating to the control or management of any such entity (whether existing as corporation, a partnership, a limited liability company or otherwise).

“Participant”: as defined in Section 10.6(b) hereof.

“Partnership Agreements”: collectively, the MidOcean III Partnership Agreement, the MidOcean III-A Partnership Agreement and the MidOcean III-D Partnership Agreement.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Holders”: means the Persons identified on Schedule 1.1(b) hereto.

“Permitted Protest”: the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) the Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness”: means, as of any date of determination, Purchase Money Indebtedness that does not constitute Subordinated Debt and that is incurred after the Restatement Closing Date in an aggregate amount outstanding at any one time not in excess of $500,000 plus any Purchase Money Indebtedness used to finance the purchase of Chillers.

“Person”: any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Borrower or any ERISA Affiliate of the Borrower (and any such plan no longer maintained by the Borrower or any of the Borrower’s ERISA Affiliates to which the Borrower or any of the Borrower’s ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

“Plant”: the Borrower’s manufacturing facility located at 176 North Commerce Way, Bethlehem, Pennsylvania.

“Plant Mortgage”: that certain Open-End Mortgage, Security Agreement and Fixture Filing dated as of October 2, 2012, made by the Borrower for the benefit of the Agent, as recorded in the real property records of the County of Northhampton, Pennsylvania, on October 5, 2012, as Instrument No. 2012032095, as amended by that certain First Mortgage Modification Agreement dated as of the Restatement Closing Date.

“Preferred Stock”: as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prohibited Preferred Stock”: any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Revolving Loan Commitment Expiration Date, or, on or before the date that is less than 6 months after the Revolving Loan Commitment Expiration Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock). The Class B Preferred Stock and Class C Preferred Stock shall not be considered Prohibited Preferred Stock.

“Properties”: the collective reference to the real and personal property owned, leased, used, occupied or operated, under contract, license or permit, by the Borrower or any Subsidiary.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchasing Lender”: as defined in Section 10.6(c) hereof.

“Record”: information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reduction Credit”: as defined in Section 2.3(b) hereof.

“Reduction Date”: as defined in Section 2.3(b) hereof.

“Register”: as defined in Section 10.6(e).

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Related Parties”: means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: the occurrence of any of the events set forth in Section 4043(b) of ERISA with respect to a Plan for which notice to the PBGC is required, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Requirement of Law”: as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer or president of such Loan Party, or, with respect to financial matters, the chief financial officer of such Loan Party.

“Restatement Closing Date”: the date on which the conditions set forth in Section 4.1 are satisfied.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Commitment Increase”: as defined in Section 2.16(a).

“Revolving Loan”: as defined in Section 2.1(a).

“Revolving Loan Commitment”: the commitment of a Lender to make Revolving Loans as set forth on the signature pages hereof, or in the Assignment and Acceptance or the New Lender Joinder pursuant to which such Lender becomes party to this Agreement, as the case may be, as the same may be adjusted pursuant to the provisions hereof. The aggregate amount of the Revolving Loan Commitments as of the Restatement Closing Date is $45,000,000.

“Revolving Loan Commitment Expiration Date”: May 1, 2016; provided that the term shall be automatically extended (i) for an additional 12 months to May 1, 2017 (the “Outside Maturity Date”) if the MidOcean Entities deliver legal opinions, in form and substance reasonably satisfactory to Agent in Agent’s sole discretion, from Cayman Islands and Delaware counsel to the MidOcean Entities stating that each MidOcean Entity has the right to call capital pursuant to the terms of its Partnership Agreement after the termination of such partnership, or (ii) in the event the terms of the Partnerships are extended after the Closing Date, for an additional number of days (but in no event later than the Outside Maturity Date) equal to ninety (90) days prior to the earliest date on which any Partnership term expires, as set forth in written extension documents delivered to the Agent by the MidOcean Entities; provided, further that, in either case, the satisfaction of such condition set forth in (i) or (ii) shall be acknowledged in writing by the Agent.

“Revolving Loan Commitment Percentage”: with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the aggregate Revolving Loan Commitment.

“Revolving Note”: as defined in Section 2.1(d).

“Secured Parties”: collectively, the Agent, the Lenders and each counterparty to a Lender Hedging Agreement (including a Person who was a Lender at the time such Hedging Agreement was entered into).

“Senior Lender”: City National Bank.

“Senior Credit Agreement”: that certain Amended and Restated Loan and Security Agreement dated as of December 23, 2010 by and between the Borrower and the Senior Lender, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and the Subordination Agreement.

“Senior Debt Documents”: the Senior Credit Agreement and each security agreement, pledge agreement, mortgage or other security document, each guarantee and all agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and the Subordination Agreement.

“Senior Indebtedness”: the Indebtedness outstanding under the Senior Debt Documents.

“Shareholder Guarantee”: a guarantee made by a Shareholder Guarantor in favor of the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof.

“Shareholder Guarantors”: the “Management” Guarantors and the “Freshpet Investors” Guarantors set forth on Schedule 1.1(a).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Subordinated Debt”: Indebtedness of Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent and which (a) has been expressly subordinated in right of payment to all Obligations by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent, in its sole discretion, prior to the incurrence of such indebtedness and (b) if such Indebtedness is secured by a Lien, such Lien is expressly subordinated to the Liens granted to Agent by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent, in its sole discretion, prior to the creation of such Lien.

“Subordination Agreement”: the Subordination Agreement dated as of the date hereof between the Agent and the Senior Lender, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof.

“Subsidiary”: as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: the Subsidiary Guarantee made by each Subsidiary in favor of the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof.

“Supporting Obligation”: a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

“Taxes”: as defined in Section 2.12 hereof.

“Termination Event”: (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (d) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Total Debt”: as of any date of determination, without duplication, the remainder of (a) all Indebtedness for borrowed money of such Person, determined on a consolidated basis in accordance with GAAP (other than Subordinated Debt and Preferred Stock that is not Prohibited Preferred Stock), including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Revolving Loans, and the amount of their Capitalized Lease Obligations, in each case exclusive of Indebtedness owed by one Loan Party to another Loan Party and any Indebtedness in respect of any of the foregoing less (b) all cash and Cash Equivalents on the balance sheet of the Borrower and its Subsidiaries at such date.

“Trailing Twelve-Month Revenues”: for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, consolidated gross revenue.

“Tranche”: the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 10.6(g) hereof.

“Type”: as to any Revolving Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis and in accordance with GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

SECTION 2.	AMOUNT AND TERMS OF REVOLVING LOANS; COMMITMENT AMOUNTS

2.1 Revolving Loans; Revolving Loan Commitments. (a) Effective as of the Restatement Closing Date, upon satisfaction of the conditions precedent set forth in Section 4.1, all “Revolving Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be deemed outstanding under this Agreement. All Interest Periods for LIBOR Loans, if any, that have commenced and are continuing under the Existing Credit Agreement shall be deemed to have been elected pursuant to and outstanding under this Agreement, in each case with same remaining term as existing immediately prior to the Restatement Closing Date.

(b) Subject to the terms and conditions hereof, each Lender severally agrees to make loans on a revolving credit basis to the Borrower from time to time from and including the Restatement Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Revolving Loan,” and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement; provided, however, that the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Maximum Revolving Amount at any time. Within the limits of each Lender’s Revolving Loan Commitment and the Maximum Revolving Amount, the Borrower may borrow, prepay and reborrow Revolving Loans.

With respect to each Lender, the principal amount of each Revolving Loan to be made by such Lender shall be in an amount equal to the product of (i) such Lender’s Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s) requested; provided that in no event shall any Lender be obligated to make a Revolving Loan if after giving effect to such Revolving Loan the sum of such Lender’s Revolving Loans outstanding would exceed its Revolving Loan Commitment or if such Lender’s Revolving Loan Commitment Percentage of such requested Revolving Loan is in excess of such Lender’s Available Revolving Loan Commitment.

(c) Subject to Sections 2.9 and 2.10, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.1(d) or 2.4. Notwithstanding any provision in this Agreement to the contrary, all Revolving Loans borrowed on the Closing Date shall be Base Rate Loans, subject to conversion in accordance with Section 2.4.

(d) Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Loan Commitment or the Borrower’s Obligations in respect of any Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. If so requested by any Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a promissory note of the Borrower, substantially in the form of Exhibit A (a “Revolving Note”) to evidence such Lender’s Revolving Loans.

(e) The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, at least one Business Day prior to the proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, at least three (3) Eurodollar Business Days prior to the proposed borrowing date) requesting that the Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.9 and 2.11, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor.

Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Agent of a written notice, substantially in the form of a Borrowing Notice. Upon receipt of such notice, the Agent shall promptly notify each Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 10:00 a.m., Los Angeles time, each Lender shall make available to the Agent the amount of such Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds by wiring such amount to such account as the Agent shall specify. The Agent may, in the absence of notification from any Lender that such Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of the Agent (or credit such other account as the Borrower shall instruct the Agent in writing) with the aggregate amount of Revolving Loans.

(f) Neither the Agent nor any Lender shall be responsible for the obligations or Revolving Loan Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or the Borrower of its obligations under this Agreement. In the event that, at any time when the conditions set forth for borrowing in Section 4.2 have been satisfied, a Lender for any reason fails or refuses to fund its portion of a borrowing hereunder (a “Defaulting Lender”), then, until such time as such Lender has funded its portion of such borrowing, such Defaulting Lender shall not have the right (i) to vote regarding any issue on which voting is required under this Agreement or any other Loan Document, and the amount of the Commitments and Loans of such Lender shall not be counted as outstanding for purposes of determining issues requiring the vote or consent of all “Lenders” or “Majority Lenders” hereunder or (ii) to receive payments of principal, interest or fees in respect of such Lender’s unfunded borrowing. If the Agent shall fund any Revolving Loan of a Defaulting Lender in accordance with Section 2.1(d) (it being agreed that the Agent shall have no obligation to do so), then such Lender shall be obligated to immediately repay such Revolving Loan to the Agent, with interest thereon at the Federal Funds Effective Rate for each day from the date of funding by the Agent until such amount is paid in full. If such amount is not paid by the Defaulting Lender within two (2) Business Days, then the Borrower shall be obligated to thereupon repay such amount to the Agent with interest thereon at the applicable rate specified in Section 2.6.

(g) The Revolving Loan Commitment of each Lender shall terminate on the Revolving Loan Commitment Expiration Date.

(h) Subject to Section 2.3(b), all outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.

2.2 Optional Prepayments; Optional Commitment Reductions. Upon at least three (3) Business Days’ irrevocable written notice in the case of LIBOR Loans and upon at least one Business Day’s irrevocable written notice in the case of Base Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and/or commitment reduction and, if a prepayment, whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each, the Borrower may at any time and from time to time, subject to Section 2.13, prepay the Revolving Loans and/or permanently reduce the aggregate Revolving Loan Commitment, in whole or in part. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in the aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof. Upon any permanent reduction in the aggregate Revolving Loan Commitments as contemplated by this Section 2.2, 2.3(b) or Section 6.5(a), each Covered Amount shall be deemed reduced by a proportionate amount on a pro rata basis for each Guarantor set forth on Schedule 1.1(a) as calculated by the Agent and the Agent may, at its election, attach, and circulate to the Borrower and the Lenders, a replacement Schedule 1.1(a) to this Agreement reflecting such reduced amounts which shall thereafter be deemed the applicable Schedule 1.1(a).

2.3 Mandatory Prepayments; Mandatory Commitment Reductions.

(a) If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the applicable Maximum Revolving Amount, then the Borrower shall immediately, without notice or request by the Agent, prepay the Revolving Loans in an aggregate amount equal to such excess; provided that any such excess caused by the existence of one or more Non-Compliant Guarantors shall be subject to Section 7.2.

(b) The Revolving Loan Commitments shall automatically and permanently reduce on each of the last day of each calendar quarter set forth below, commencing with the calendar quarter ending December 31, 2014 (each, a “Reduction Date”), in each case by the applicable percentage set forth below of the aggregate Revolving Loan Commitment in effect immediately prior to such reduction:

Reduction Date	Percentage

December 31, 2015	[12.50 ]%

March 31, 2015 through September 30, 2016	3.125%

December 31, 2016 and each quarter thereafter	3.750%

Notwithstanding the foregoing, any voluntary reduction in the aggregate Revolving Loan Commitment made by the Borrower pursuant to Section 2.2 shall reduce the amount by which the Aggregate Revolving Loan Commitment must be reduced pursuant to this Section 2.3(b) by a corresponding amount (such amount, a “Reduction Credit”), such Reduction Credit to be applied to such remaining Reduction Date(s) as the Borrower shall indicate in writing to the Agent, provided that if the Borrower fails to indicate such application, then the Reduction Credit shall be applied to the remaining Reduction Dates in inverse order of maturity.

If upon any reduction set forth above, the aggregate principal amount of all Revolving Loans outstanding exceeds the Maximum Revolving Amount, then the Borrower shall immediately, without notice or request by the Agent, prepay the Revolving Loans in an aggregate amount equal to such excess. Each such prepayment shall be accompanied by payment in full of all accrued interest and, if applicable, accrued commitment fees thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.14. No such amounts shall be available for reborrowing.

2.4 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Agent at least two (2) Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Sections 2.9 and 2.11 and so long as no Event of Default shall have occurred and is then continuing, the Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three (3) Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and, subject to Sections 2.9 and 2.11, Base Rate Loans, may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.5 shall not have been contravened and (ii) no such Revolving Loan may be converted into a LIBOR Loan after the date that is one month prior to the Revolving Loan Commitment Expiration Date.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.5 would be contravened, (ii) after the date that is one month prior to the Revolving Loan Commitment Expiration Date or (iii) if an Event of Default shall have occurred and be continuing unless the Agent consents, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Revolving Loans shall be automatically converted to Base Rate Loans on the last day of such then-expiring Interest Period.

2.5 Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and, in any case, there shall not be more than six Tranches, unless otherwise agreed to by the Agent in its sole discretion. All borrowings of Base Rate Loans shall be in a minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof, unless otherwise agreed to by the Agent in its sole discretion.

2.6 Interest Rates and Payment Dates.

(a) Each Revolving Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus 3.25% and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus 2.25%.

(b) If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall, at the election of the Majority Lenders in their sole discretion, bear interest at a rate per annum equal to the rate determined pursuant to Section 2.6(a) plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

2.7 Computation of Interest and Fees. Interest on LIBOR Loans shall be calculated on the basis of a year of three hundred sixty (360) days, for the actual days elapsed, and interest on Base Rate Loans and all other Obligations shall be calculated on the basis of a year of 365/366 days, for the actual days elapsed. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.8 Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period or (b) the Agent shall have received notice from the Majority Lenders acting that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Base Rate, (ii) Revolving Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.

2.9 Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Commitment Percentages then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Agent, for the account of the Lenders, at its office specified in Section 10.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day. The Borrower authorizes the Agent to debit any of its bank accounts with the Agent or to make a draw of Revolving Loans for the purpose of effecting payment of principal, interest or other costs and expenses payable by the Borrower to the Agent or any Lender under this Agreement.

2.10 Illegality. Notwithstanding any other provision herein, if any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Revolving Loans of such Lender then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13. To the extent that a Lender’s LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.10, all payments and prepayments of principal that otherwise would be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans.

2.11 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Adjusted Rate);

(ii) subject the Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Revolving Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Agent or such Lender of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender, the Borrower will pay to the Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitments of such Lender or the Revolving Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.12 Taxes. All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender in respect of the Obligations, then, except to the extent attributable to the gross negligence or willful delay of the Agent or any Lender, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. The Borrower agrees to indemnify the Agent and the Lenders for the full amount of Taxes (including any Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section), paid by the Agent and/or any Lender.

Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and each Lender for any incremental taxes, interest or penalties, except to the extent attributable to the gross negligence or willful delay of the Agent or any Lender (and related reasonable fees and expenses of counsel) that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other Obligations.

2.13 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Revolving Loans under Article 7). Such Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other Obligations.

2.14 Mitigation of Costs. If any Lender, by taking any reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.11 or 2.13, such Lender shall take such action.

2.15 Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of the Lenders, an unused commitment fee for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Revolving Loan Commitments, and computed at a rate equal to (i) 1.00%, if average usage during such period is less than 25%, (ii) 0.75%, if average usage during such period is greater than or equal to 25% but less than 50%, (iii) 0.50%, if average usage during such period is greater or equal to 50% but less than 75% and (iv) 0.00%, if average usage during such period is greater than 75%.

Such unused commitment fee shall be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date.

2.16 Increase of Revolving Commitments. (a) The Borrower may, by written notice to the Agent (a “Commitment Increase Notice”), at any time request increases of the aggregate Revolving Commitment (a “Revolving Commitment Increase”); provided that (i) the aggregate amount of Revolving Commitment Increases occurring after the Restatement Closing Date shall not result, at any time, in aggregate Revolving Loan Commitments in excess of $60,000,000 (unless the Majority Lenders shall otherwise commit in writing); (ii) each exercise of the increase request option shall be in a minimum principal amount of not less than $5,000,000; and (iii) no such increase may be requested when a Default or Event of Default has occurred and is continuing. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the Revolving Commitment Increase shall be effective and (B) the requested amount of such increase. Notwithstanding any term of this Agreement to the contrary, neither the Agent nor any Lender shall be deemed to have committed to any Revolving Commitment Increase unless such Lender executes and delivers an Increased Commitment Letter (as defined below); for the avoidance of doubt, any Lender may accept or decline to provide a Revolving Commitment Increase in its sole discretion.

(b) Upon receipt of a Commitment Increase Notice, the Agent shall forward a copy thereof to each Lender, and each Lender shall have the right, but not the obligation, to participate in such increase in an amount equal to its pro rata share, immediately prior to the effectiveness of any such increase, in the Revolving Loan Commitments. Any Lender electing to participate in such increase must forward its written commitment therefor (an “Increased Commitment Letter”) to the Agent within five (5) Business Days of delivery of such notice. (The failure of a Lender to deliver an Increased Commitment Letter to the Agent within such time period shall be deemed a rejection by such Lender of the option to participate in such Revolving Commitment Increase.

(c) In the event that the Revolving Commitment Increase requested by the Borrower is not fully committed to by existing Lenders, the Borrower may designate one or more new Lenders (each, a “New Lender”), approved by the Agent (such approval not to be unreasonably withheld or delayed) to provide the amount of such unallocated excess Revolving Commitment Increase. Each New Lender shall become a Lender pursuant to a joinder agreement substantially in the form attached as Exhibit G (a “New Lender Joinder”) hereto or otherwise in form and substance satisfactory to the Agent. Subject to the foregoing, final allocations with respect to any Revolving Commitment Increase shall be determined by the Borrower and the Agent.

SECTION 3.	REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Revolving Loans, the Borrower hereby represents and warrants to the Agent and the Lenders that:

3.1 Financial Condition. Each of the Financial Statements (i) is complete and correct in all material respects, is consistent with the books and records of the Borrower (which are accurate and complete in all material respects); (ii) accurately and completely, in all material respects, presents the financial condition, assets, and liabilities of the Borrower as of its respective date and the results of operations, changes in owners’ equity, and cash flows for the applicable period; and (iii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. As of the Restatement Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements or the notes thereto. Since December 31, 2011, there has been no event or condition resulting in a Material Adverse Effect.

3.2 Corporate Existence; Compliance with Law, Etc. Each Loan Party (a) is duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, each of which jurisdictions is, as of the Restatement Closing Date, set forth on Schedule 3.2 hereto and (d) is in compliance in all material respects with all applicable material Requirements of Law, except in the case of clauses (b), (c) and (d) where the failure to be so would not reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Power; Authorization; Consents; Enforceable Obligations. (a) Each Loan Party has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party, and to borrow hereunder (in the case of the Borrower), and the Borrower has taken all necessary corporate, partnership or limited liability action, as applicable, to authorize (i) the borrowings on the terms and conditions of this Agreement and (ii) the execution, delivery and performance of the Loan Documents to which it is or will be a party.

(b) No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery and performance by the Loan Parties or the validity or enforceability against the each of the Loan Parties of this Agreement and the other Loan Documents to which it is a party except for any consent, authorization, filing or other act which has been made or obtained and is in full force and effect. This Agreement has been, and each of the other Loan Documents to which each of the Loan Parties is or will be a party will be, duly executed and delivered by it. This Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of each of the Loan Parties (to the extent such Loan Party is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate in any material respect any Requirement of Law applicable to any of the Loan Parties or material Contractual Obligation of any of the Loan Parties, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or such material Contractual Obligation, except as permitted by to the Loan Documents.

3.5 No Material Litigation. Except as set forth in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens; Condition of Properties. Each of the Loan Parties has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 6.3 or where the failure to do so would reasonably be expected to have a Material Adverse Effect. None of the Loan Parties has used (or permitted the filing of any financing statement under) any legal or operating name at any time during the five years immediately preceding the execution of this Agreement, except as identified on Schedule 3.6.

3.7 Environmental Matters. (a) Each item of real Property owned, leased or occupied by the Borrower or any Subsidiary, and all operations at the real Properties owned, leased or occupied by the Borrower or any Subsidiary, are in compliance with all applicable Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b) There is no contamination at, under or about such Properties, or violation of any Environmental Law with respect to such Properties or the business conducted at such Properties which involves a matter or matters which has caused or could reasonably be expected to cause a Material Adverse Effect.

(c) No Loan Party has received any notice from any Governmental Authority of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business conducted at the Properties, nor does the Borrower have knowledge that any such notice will be received or is being threatened.

(d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is named as a party with respect to the Properties or the business conducted at the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such Properties or such business that could reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property. Each of the Loan Parties owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 3.8 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which such Loan Party is the owner or is an exclusive licensee.

3.9 Taxes. Each of the Loan Parties has filed or caused to be filed all tax returns which are required to be filed by it and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any not yet delinquent or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party); and no tax Lien has been filed, and no claim is being asserted with respect to any such material tax, fee or other charge.

3.10 Federal Regulations. No Revolving Loan and no part of the proceeds thereof will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

3.11 ERISA Compliance. None of the Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

3.12 Investment Company Act. None of the Loan Parties is required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.13 Subsidiaries. As of the Restatement Closing Date, the Borrower has no Subsidiaries other than as set forth on Schedule 3.13.

3.14 Purpose of Revolving Loans. The proceeds of the Revolving Loans are intended to be and shall be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries, including for constructing and renovating the Plant, the purchase of equipment and advertising expenses and paying fees and expenses incurred in connection with this Agreement.

3.15 Accuracy and Completeness of Information. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to the Agent (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to the Agent will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, and as of the date on which any other projections are delivered to the Agent, such projections delivered prior to the Closing Date and in the future represent Borrower’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby at the time such projections were delivered (it being understood that actual results may vary from such forecasts and that such variances may be material).

3.16 [Intentionally Omitted].

3.17 [Intentionally Omitted].

3.18 [Intentionally Omitted].

3.19 Capital Structure and Equity Ownership. Schedule 3.19 hereto accurately and completely discloses, as of the Restatement Closing Date, (i) the number and classes of equity ownership rights and interests in the Borrower and each Subsidiary (whether existing as common or preferred stock, general or limited partnership interests, or limited liability company membership interests, or warrants, options or other instruments convertible into such equity) and (ii) the ownership thereof. All such shares and interests are validly existing, fully paid and non-assessable.

3.20 Insolvency. The Loan Parties are and, upon the making of any Revolving Loan on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

SECTION 4.	CONDITIONS PRECEDENT

4.1 Conditions to Restatement Closing Date. The agreement of the Agent and each Lender to amend and restate the Existing Credit Agreement on the terms set forth herein, and the Agreement of each Lender to make the Revolving Loans requested to be made by it on the Restatement Closing Date, if any, is subject to the satisfaction, in each case in form and substance acceptable to the Agent, immediately prior to or concurrently with the making of any such Revolving Loans on the Restatement Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Agent shall have received this Agreement, executed and delivered by the Borrower and each Lender.

(b) Plant Mortgage Modification. The Agent shall have received a modification to the Plant Mortgage reflecting the increased Revolving Loan Commitments, duly executed and notarized by the Borrower and in recordable form, along with the commitment of the relevant title insurance company to issue an endorsement to the Agent’s title policy with respect to the Plant Mortgage, insuring the continuing priority of the Agent’s Lien thereunder.

(c) Other Loan Documents. The Agent shall have received, (i) with respect to the Mid-Ocean Equity Contribution Agreement and each Shareholder Guarantee, an amendment, restatement or other document acceptable to the Agent increasing the amount covered by, and reaffirming the obligations under, such Equity Contribution Agreement or Guarantee and (ii) an amendment to the Subordination Agreement, duly executed by the Senior Lender and the Borrower.

(d) Resolutions. The Agent shall have received a copy of the resolutions of the Board of Directors, or similar governing body, of (i) the Borrower, authorizing this Agreement and the increased Revolving Loan Commitments and (ii) each Shareholder Guarantor that is a corporation, limited liability company or partnership, authorizing the increase in, and reaffirmation of, its Guarantee, in each case certified by an appropriate officer of such Person, as of the Restatement Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e) Organizational Documents, Etc. The Agent shall have received (i) a certificate of an appropriate officer of the Borrower to the effect that the incumbency certificate and Organic Documents of each Loan Party delivered to the Agent in connection with the Existing Credit Agreement remain true and correct with no amendments thereto and (ii) a certificate of the General Partner of each Mid-Ocean Entity to the effect that the Partnership Agreements (including the amendments thereto) delivered to the Agent in connection with the Existing Credit Agreement remain true and correct with no additional amendments thereto.

(f) Costs. The Agent shall have received payment or evidence of payment by the Borrower of all costs, expenses and taxes (including those payable pursuant to Section 10.5), including reasonable legal fees of Agent’s counsel to the extent requested to be paid by the Agent, accrued and unpaid and otherwise due and payable on or before the Restatement Closing Date by the Borrower pursuant to this Agreement.

(g) Legal Opinion. The Agent shall have received the executed legal opinions of (i) Kirkland & Ellis, counsel to the Loan Parties and to the MidOcean Entities and (ii) local Cayman Island counsel for the MidOcean Entities, each in form and substance reasonably satisfactory to the Agent and dated the Restatement Closing Date.

(h) No Default/Representations. No Default or Event of Default shall have occurred and be continuing on the Restatement Closing Date, and the representations and warranties contained in each certificate or other writing delivered to the Agent by any Loan Party in connection with this Agreement prior to or on the Restatement Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, shall be correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Restatement Closing Date, and the Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect dated as of the Restatement Closing Date.

4.2 Conditions to Each Revolving Loan. The agreement of each Lender to make each Revolving Loan from time to time requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Revolving Loan of the following conditions precedent:

(a) Representations and Warranties; No Default. The following statements shall be true and the Borrower’s acceptance of the proceeds of such Revolving Loan shall be deemed to be a representation and warranty of the Borrower, on the date of such Revolving Loan, that:

(i) The representations and warranties contained in this Agreement, each other Loan Document and each certificate or other writing delivered by the Borrower or any Affiliate of the Borrower to the Agent in connection herewith are correct on and as of such date in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) as though made on and as of such date except (i) to the extent that such representations and warranties expressly relate to an earlier date and (ii) the representations and warranties made under Section 3.1 shall be deemed to refer to the most recent financial statements furnished to the Bank pursuant to Section 5.1 hereof; and

(ii) No Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made on such date.

(b) Legality. The making of such Revolving Loan shall not contravene, in any material respect, any law, rule or regulation applicable to any Lender, the Agent, the Borrower or any other Loan Party.

(c) Borrowing Notice. The Agent shall have received a Borrowing Notice pursuant to the provisions of this Agreement from the Borrower.

SECTION 5.	AFFIRMATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Obligation (other than contingent indemnity obligations for which no claim has been made) or Revolving Loan Commitment remains outstanding and unpaid or any other amount is due and owing to any Lender or the Agent hereunder or any other Loan Document:

5.1 Financial Statements. The Borrower shall furnish to the Agent:

(a) within one-hundred-twenty (120) days after the end of each fiscal year of the Borrower, (A) a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement, statement of shareholders’ equity and operating cash flow statement for such fiscal year, together with a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable fiscal year with respect thereto, and (B) a report thereon without qualification or exception by the Accountants and accompanied by a certificate signed by such Accountants, at the time of the completion of the annual audit, stating that the financial statements fairly present in all material respects the consolidated financial condition of the Borrower as of the date thereof and for the period covered thereby; and

(b) not later than forty-five (45) days after the end of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited income statement and cash flow statement for such quarter and the portion of the fiscal year through the end of such quarter, in each case in form acceptable to the Agent, and including a comparison of the results of such period with (A) the budgeted results set forth in the budget referred to in Section 5.2(b) and (B) the same period in the prior fiscal year, all certified by a Responsible Officer or other senior officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (except for those set forth in clause (b) which shall be in the Borrower’s customary format consistent with prior practice) applied consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information. The Borrower shall:

(a) furnish to the Agent, concurrently with the delivery of the financial statements referred to in Section 5.1(a) and (b), a Covenant Compliance Certificate with respect to such fiscal quarter or fiscal year, as the case may be;

(b) furnish to the Agent, as soon as available but in any event within sixty (60) days after the beginning of each fiscal year of the Borrower, a copy of the annual operating budget for the Borrower and its Subsidiaries for such fiscal year (broken down into a monthly format), in form and detail reasonably satisfactory to the Agent;

(c) furnish to the Agent, within five (5) Business Days after the same are filed, copies of all financial statements and material reports and notices which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d) furnish to the Agent promptly but, in any event, within five (5) Business Days, after the Borrower’s receipt thereof, copies of all final financial reports (including management letters), if any, submitted to any Loan Party by the Accountants in connection with any annual or interim audit of the books thereof;

(e) furnish to the Agent as soon as possible and in any event within five (5) Business Days after a Responsible Officer has knowledge of the occurrence of a Default, an Event of Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, setting forth the details of such Default, Event of Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto, if any;

(f) furnish to the Agent (i) as soon as possible and in any event within five (5) Business Days after any Loan Party knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (ii) promptly and in any event within five (5) Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from the PBGC, copies of each notice received by the Borrower, any Subsidiary or any of its or their ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any of its Subsidiaries if the present value of the accrued benefits under the Plan (determined on the basis of the actuarial assumptions used in the minimum funding calculations reflected on such Schedule B) exceeds its assets by an amount which could cause a Material Adverse Effect and (iv) promptly and in any event within five (5) Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower, any Subsidiary or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter Reorganization status under Section 4241 of ERISA in each case to the extent such event would reasonably be expected to have a Material Adverse Effect;

(g) furnish to the Agent promptly after the commencement thereof, but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower, notice of each action, suit or proceeding before any court or Governmental Authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that could reasonably be expected to have a Material Adverse Effect; and

(h) furnish to the Agent promptly such additional financial and other information relating to any Loan Party as the Agent may from time to time reasonably request.

5.3 Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Agent with proof satisfactory to the Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

5.4 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable and (iii) comply with all Requirements of Law except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) The Borrower shall, and shall cause each other Loan Party to, keep (i) the Plant and all equipment necessary or material to the operation of its business located therein and (ii) all other property necessary to its business in good working order and condition (ordinary wear and tear and casualty excepted) except, in the case of property referred to in clause (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each other Loan Party to, maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies similar in size and engaged in the same or a similar business, and furnish to the Agent, upon request, full information as to the insurance carried. All such policies of insurance shall (i) designate the Agent, on behalf of the Lenders, as additional insured or loss payee, as applicable, and (ii) provide that the insurance companies will give the Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be canceled. The Borrower shall deliver to the Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor.

5.6 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Agent and the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its Accountants.

5.7 Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans as set forth in Section 3.14.

5.8 Plant. On January 19, 2013, and on each 180-day anniversary of such date thereafter until the Plant has received a “certificate of occupancy” or similar governmental certification and is otherwise fully-operational in accordance with the Borrower’s plans as disclosed to the Agent, a listing of the improvements and equipment located at such Plant, such list to be in form and detail reasonably acceptable to the Agent.

5.9 Acquisition of Assets. To the extent the Borrower acquires any assets and is required to grant and perfect a security interest in such assets pursuant to the terms of the Senior Indebtedness, the Borrower will use commercially reasonable efforts to grant and perfect a junior security interest to the Agent in such assets for the benefit of the Secured Parties.

5.10 Environmental Laws. The Borrower shall, and shall cause each Subsidiary to:

(a) comply with, and take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except for such noncompliance or failure to obtain as could not reasonably be expected to have a Material Adverse Effect;

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other reasonable actions required under applicable Environmental Laws relating to real property owned, leased or occupied by the Borrower or any Subsidiary and timely comply with all orders and directives of all Governmental Authorities regarding such Environmental Laws, except to the extent that the same are being (i) contested in good faith by appropriate proceedings or (ii) could not reasonably be expected to have a Material Adverse Effect; and

(c) defend, indemnify and hold harmless the Agent, each Lender, and their respective employees, agents, officers and directors, shareholders, successors, attorneys and assigns from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to (i) the presence of contamination on any of the Properties and any Hazardous Materials migrating from the Properties, (ii) any violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Loan Parties, or (iii) any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses. This indemnity shall continue in full force and effect and survive the termination of this Agreement and the payment of the Revolving Loans and all other Obligations.

5.11 Covenants Regarding Subsidiaries. The Borrower will cause each of its Subsidiaries hereafter formed or acquired to execute and deliver to the Agent, within ten (10) days after the formation or acquisition thereof and in each case, so long as the Senior Credit Agreement shall be outstanding, on a subordinate basis to any corresponding subsidiary guarantees, subsidiary security agreements or subsidiary stock pledges held by the Senior Lender in accordance with the terms of the Subordination Agreement, (i) a Subsidiary Guarantee (or, if a Subsidiary Guarantee has already been executed by one or more Subsidiaries, a joinder thereto in form and substance reasonably acceptable to the Agent) and (ii) a Guarantor Security Agreement (or, if a Guarantor Security Agreement has already been executed by one or more Subsidiaries, a joinder thereto in form and substance reasonably acceptable to the Agent), together with appropriate Lien searches requested by the Agent indicating the Agent’s first priority Lien (subject to Section 6.3) on such Subsidiary’s personal property and, in connection with such deliveries, cause to be delivered to the Agent (A) if requested by the Agent, a favorable written opinion of counsel reasonably satisfactory to the Agent as to such matters relating thereto as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent, (B) stock or membership interest certificates, as applicable, accompanied by transfer powers duly executed in blank, evidencing the Capital Stock of such Subsidiary, (C) such other agreements, instruments, approvals or other documents as the Agent may reasonably request with respect thereto, and (D) certified copies of the organizational documents, resolutions and incumbency certificates of such Subsidiary.

5.12 Canadian Subsidiary. Within thirty (30) days after the written request therefor by the Agent, the Borrower shall (a) cause such Canadian Subsidiary to provide to the Agent a guaranty and security agreement, together with such other security documents (including mortgages with respect to any real property of such new Subsidiary), in each case governed under Ontario law, as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to the Agent (including being sufficient to grant the Agent a first priority Lien (subject to Section 6.3) in and to the assets of such newly formed or acquired Subsidiary); provided that such guaranty, security agreement, and such other security documents shall not be required to be provided to the Agent with respect to such Canadian Subsidiary if providing such documents would result in material adverse tax consequences, and (b) provide to the Agent all other documentation, including one or more opinions of counsel satisfactory to the Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage); provided that only 65% of the total outstanding voting Capital Stock of the Canadian Subsidiary (and none of any Subsidiary of such Canadian Subsidiary) shall be required to be pledged if pledging a greater amount would result in material adverse tax consequences (which pledge, if reasonably requested by the Agent, shall be governed under Ontario law). Any document, agreement, or instrument executed or issued pursuant to this Section 5.12 shall be a Loan Document.

SECTION 6.	NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Obligation (other than contingent indemnity obligations for which no claims has been made) or Commitment remains outstanding and unpaid or any other amount is due and owing to any Lender or the Agent hereunder or any other Loan Document:

6.1 Financial Condition Covenant. The Borrower shall not:

(a) Maximum Debt Covenant. Permit, as of the last day of any fiscal quarter, beginning with the quarter ending March 31, 2013, the ratio of (i) Total Debt (including all loans and other credit extensions outstanding under the Senior Credit Agreement, but excluding any debt to Shareholder Guarantors) to (ii) Trailing Twelve-Month Revenue for the four consecutive fiscal quarter period ending on such date (the “Maximum Debt Covenant”) to be greater than the following with respect to the fiscal quarter set forth opposite each such ratio below (including such periods which may exist if the Maturity Date is extended pursuant to the terms of the definition thereof):

Quarter	Ratio

March 31, 2013 through and including December 31, 2013	1.75:1.00

March 31, 2014 through and including December 31, 2014	1.50:1.00

March 31, 2015 through and including June 30, 2016	1.25:1.00

September 30, 2016 and thereafter	1.00:1.00

6.2 Limitation on Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) Senior Indebtedness;

(c) Hedging Obligations

(d) Permitted Purchase Money Indebtedness;

(e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) above (and continuance or renewal of any Lien permitted under Section 6.3 associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(f) endorsement of instruments or other payment items for deposit;

(g) Subordinated Debt; and

(h) other unsecured Indebtedness in an aggregate amount not to exceed $7,000,000 at any time outstanding.

6.3 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens created hereunder or under any of the other Loan Documents;

(b) Liens for taxes, assessments, fees and other charges of any Governmental Authority that are not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary, as applicable, in conformity with GAAP;

(c) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, shippers’, laborers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days and, if overdue, for which adequate reserves have been posted under GAAP;

(d) pledges or deposits in connection with payroll taxes, workers’ compensation, unemployment insurance and other social security legislation;

(e) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business which in the aggregate could not cause a Material Adverse Effect;

(g) Liens securing Capitalized Lease Obligations; provided that no such Lien covers any property other than the property subject to such Capitalized Lease Obligation, or acquired in connection with the incurrence of such Indebtedness, as applicable, and the proceeds thereof;

(h) precautionary Liens filed by equipment lessors pursuant to operating leases of the Borrower and the Subsidiaries; provided that no such Lien covers any property other than the property subject to such lease;

(i) Liens arising from any interest of a lessor under any real property lease or sublease agreement entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) subject to the Subordination Agreement, Liens securing the Senior Indebtedness (provided that in no event shall the Senior Indebtedness be secured by the property encumbered by the Plant Mortgage); and

(k) Liens securing Indebtedness permitted by Section 6.2 and not referred to in any other provision of this Section 6.3, so long as such Liens (i) are for Subordinated Debt and (ii) do not encumber the property subject to the Plant Mortgage.

6.4 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, (i) make any amendment to its Organic Documents in a manner materially adverse to the Lenders, or (ii) except for the dissolution or liquidation of any Canadian Subsidiary existing on the Closing Date, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except any merger, consolidation or amalgamation of a Subsidiary that is a Loan Party into the Borrower, with the Borrower being the survivor thereof, or between or among the Subsidiaries; provided that the Borrower shall give the Agent twenty (20) days’ prior written notice thereof and shall comply with all reasonable actions requested by the Agent to protect and maintain its Liens granted pursuant to the Loan Documents; or (iii) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

6.5 Limitation on Sale of Assets.

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) no Event of Default has occurred and is continuing or would result from such Asset Disposition and (iii) the consideration for such Asset Disposition is at least 75% cash; provided that with respect to any Asset Disposition involving all or a portion of the property subject to the Plant Mortgage and resulting in net cash proceeds in excess of $1,000,000 per fiscal year (such proceeds not exceeding $1,000,000, the “Retained Asset Disposition Proceeds”), unless otherwise agreed to in writing by the Agent in its sole discretion, the proceeds of such disposition (net of reasonable closing costs) not constituting Retained Asset Disposition Proceeds shall be applied by the Borrower, within ten (10) Business Days following such disposition, to prepay Revolving Loans in the amount of such net proceeds and to permanently reduce the aggregate Revolving Loan Commitments by a corresponding amount.

(b) With respect to Retained Asset Disposition Proceeds, the Borrower shall prepay the outstanding principal amount of the Revolving Loans (without any permanent reduction of the respective Revolving Commitment Percentages) in an amount equal to the Retained Asset Disposition Proceeds; provided that, so long as the Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within one-hundred-eighty (180) days after the initial receipt of such monies, the Borrower and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, such monies shall promptly be paid to the Agent and applied to prepay Revolving Loans in the amount of such net proceeds (without any permanent reduction of the respective Revolving Commitment Percentages).

6.6 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, repurchase, retire or otherwise make any payments (such payments, purchases, redemptions, retirements, being herein called a “Restricted Payment”) with respect to the Class B Preferred Stock and Class C Preferred Stock of the Borrower unless, as of the date of the proposed making of such Restricted Payment, (a) both before and after giving effect to such Restricted Payment, no Default or Event of Default has occurred or would occur as a result thereof and (b) Liquidity is at least $10,000,000 and (c) the Borrower has delivered to the Agent a certificate, in form and detail satisfactory to the Agent, demonstrating the foregoing.

6.7 [Intentionally Omitted].

6.8 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for (a) transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, and (iii) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate or (b) transactions involving the payment of fees (and entering into related agreements with respect thereto) to shareholders of the Borrower in connection with the guarantee of any Indebtedness of the Borrower by such shareholder so long as such fees have been approved by the board of directors of the Borrower.

6.9 Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31.

6.10 Prohibitions on Certain Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into or permit to exist any indenture, agreement, instrument or other arrangement, other than the Loan Documents and the Senior Debt Documents (subject to the Subordination Agreement), that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the payment of this Indebtedness.

6.11 Line of Business. Neither the Borrower nor any of its Subsidiaries shall engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

6.12 Anti-Terrorism Laws. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly (a) knowingly enter into any Contractual Obligation with any Person listed on the OFAC Lists; (b) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law; or (d) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

SECTION 7.	EVENTS OF DEFAULT

7.1 Events of Default.

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay, (i) any principal of any Revolving Loan, (ii) any interest on any Revolving Loan or (iii) any other amount payable hereunder or under any Loan Document, in each case (x) within three (3) Business Days after the date when such amount becomes due, or (y) if such failure to pay is caused by a reduction in the Maximum Revolving Amount as a result of a Guarantor Default, within the Guarantor Cure Period contemplated by Section 7.2(a); or

(b) Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.2(e) or any provision of Section 6; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Agent to the Borrower; or

(e) Any provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Loan Party or any other party thereto (other than the Agent) in writing, or a proceeding shall be commenced by any Loan Party or such other party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party or such other party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any such other party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or

(f) The failure by the Borrower or any Subsidiary to pay any Indebtedness for borrowed money within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, either under the Senior Indebtedness or under Indebtedness having an aggregate principal amount in excess of $5,000,000; or

(g) (i) The Borrower or any other Loan Party shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination within the meaning of Section 4041(b) of ERISA) or (v) the Borrower or any ERISA Affiliate thereof would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

(i) One or more judgments or decrees shall be entered against one or more of the Loan Parties involving in the aggregate a liability (to the extent not paid or fully covered by insurance under which the insurer has acknowledged liability in writing) for all Loan Parties of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or in any event five (5) days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Loan Party that could reasonably be expected to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect purchased; or

(j) A Change of Control shall occur; or

(k) Any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected first priority (except as permitted by Section 6.3) Lien in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby; or

(l) An “Event of Default” shall occur and be in continuance under the Senior Debt Documents and the Senior Lender shall have accelerated any of the obligations thereunder; or

(m) An “Event of Default” shall occur under the Mid-Ocean Equity Contribution Agreement or an “Event of Default” shall occur under the Fresh Pet Guarantee and, in either case, such “Event of Default” shall not have been cured pursuant to Section 7.2 within the Guarantor Cure Period;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Commitment shall immediately terminate and the Revolving Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and (B) if such event is any other Event of Default, with the consent of the Majority Lenders the Agent may, or upon the request of the Majority Lenders the Agent shall, take any or all of the following actions: (i) by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) by written notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other Obligations under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. For purposes of clauses (A) and (B) of this paragraph of this Section 7, “Loan Documents” shall not include any Lender Hedging Agreement and “Obligations” shall not include obligations pursuant to any Lender Hedging Agreement. In all cases, with the consent of the Majority Lenders, the Agent may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

7.2 Cure of Guarantor Default. If a Default shall have occurred under Section 7.1(a)(y) or 7.1(m) above, then, in each case, the Borrower shall have ten (10) Business Days (the “Guarantor Cure Period”) following the occurrence of such Default to cause one of the following to occur:

(a) Cause one or more existing Compliant Guarantors to increase its respected Covered Amount in an aggregate amount equal to the Covered Amount of the Non-Compliant Guarantor. Such increases shall be (i) from a Compliant Guarantor acceptable to the Agent, (ii) evidenced by amendments to the Guarantee or Equity Contribution Agreement, as applicable, of such Compliant Guarantor, in form and substance satisfactory to the Agent and (iii) accompanied by such financial statements and other financial information evidencing the financial condition of such Guarantor as the Agent shall request, including evidence of additional “Liquidity” or “Uncalled Capital Commitments”, as applicable, of such Guarantor corresponding to such increased Covered Amount.

(b) Cause one or more Persons acceptable to the Agent to become new Guarantors hereunder having a Covered Amount equal to the Covered Amount of the Non-Compliant Guarantor. Such new Guarantor shall execute in favor of the Agent a Shareholder Guarantee or an Equity Contribution Agreement, as applicable, substantially in the form of the Shareholder Guarantees and Equity Contribution Agreement in existence on the Restatement Closing Date. Such new Guarantee shall be accompanied by (i) such financial statements and other financial information evidencing the financial condition of such Guarantor as the Agent shall request, including evidence of “Liquidity” or “Uncalled Capital Commitments”, as applicable, of such Guarantor corresponding to its Covered Amount, (ii) certified copies of its formation documents, resolutions and an incumbency certificate, (iii) an opinion of counsel to such new Guarantor in form, and from a firm, satisfactory to the Agent and (iv) such other information regarding such new Guarantor as the Agent shall request; or

(c) Such Guarantor Default shall be otherwise cured or waived in writing to the satisfaction of the Agent.

Notwithstanding the foregoing, during the Guarantor Cure Period an Event of Default shall be deemed to have occurred and be continuing under this Agreement for all purposes (including application of the default rate of interest under Section 2.6(b)) other than with respect to the right of the Agent and the Lenders to cause acceleration as contemplated by the last paragraph of Section 7.1, or exercise remedies under the Loan Documents.

7.3 Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Revolving Loans, all payments and proceeds in respect of any of the Obligations received by the Agent or any Secured Party under any Loan Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral or the Guarantor Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent with respect to this Agreement, the other Loan Documents or the Collateral or the Guarantor Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any other Secured Party with respect to this Agreement, the other Loan Documents or the Collateral or the Guarantor Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations and to the Obligations owing to any counterparty in respect of any Lender Hedging Agreement;

fifth, to any other Obligations owing to the Agent or any other Secured Party under the Loan Documents; and

sixth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

SECTION 8.	THE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints OneWest Bank, as Agent for such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes OneWest Bank, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent in such capacity.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party, or any other party to the Loan Documents, or any officer thereof, contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower, any other Loan Party, or any other party to the Loan Documents to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any other Loan Party, or any other party to the Loan Documents.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice (including any telephonic notice), consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Agent’s gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

8.5 Notice of Default. Neither the Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Person has received notice from the Agent, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Agent or any Lender receives such a notice, the Agent or such Lender, as the case may be, shall give notice thereof to the Agent and the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Agent and the Lenders’ interests in the Collateral or the Guarantor Collateral.

8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party, or any other party to the Loan Documents, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents and made its own decision to make its Revolving Loans and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents. The Agent agrees to promptly furnish to each Lender a copy of all notices, reports and other documents received by it from the Borrower pursuant to the terms hereof; provided that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any other Loan Party, or any other party to the Loan Documents which may otherwise come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates except such as may come into the possession of the employees of Agent then having the responsibility for the administration of this Agreement.

8.7 Indemnification. The Lenders hereby indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Aggregate Total Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other Obligations.

8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the other Loan Parties and any other party to the Loan Documents as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Revolving Loans made by the Agent and the Notes issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint (with the approval of the Borrower) from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of any of the Obligations. Notice of such appointment shall be given by such successor agent to the Borrower and each Lender. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on such thirtieth day. After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Loan Documents.

8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any similar debtor relief law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent.

8.11 Collateral Matters.

(a) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral or Guarantor Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnification obligations that are not then due and payable) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of upon the sale or other disposition thereof in compliance with Section 6.5, (iii) if approved, authorized or ratified in writing by the Majority Lenders or all Lenders, as applicable. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral or Guarantor Collateral pursuant to this Section. The Lenders hereby authorize the Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under its Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b) No Secured Party shall have any right individually to realize upon any of the Collateral or the Guarantor Collateral or to enforce any Guarantee. The Lenders understand and agree that all powers, rights and remedies hereunder and under any of the Loan Documents (other than the Lender Hedging Agreements) may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof.

(c) The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral or the Guarantor Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Loan Party in connection therewith, and the Agent shall not be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral or the Guarantor Collateral.

SECTION 9.	SECURITY

9.1 Grant of Security Interest. The Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of the Agent or the Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Asset Dispositions permitted pursuant to Section 6.5 hereof, the Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

9.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that the Agent determines that perfection or priority of the Agent’s security interest is dependent on or enhanced by possession, the Borrower, promptly upon the request of the Agent and subject to the terms of the Subordination Agreement, shall endorse and deliver physical possession of such Negotiable Collateral to the Agent.

9.3 Collection of Accounts, General Intangibles and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, the Agent or the Agent’s designee may, subject to the terms of the Subordination Agreement, (a) notify Account Debtors of the Borrower that the Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to the Agent or that the Agent has a security interest therein, or (b) collect the Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Borrower. The Borrower agrees that it will hold in trust for the Agent, as the Agent’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections, subject to the terms of the Subordination Agreement, to the Agent or a cash management bank reasonably acceptable to the Agent in their original form as received by the Borrower or its Subsidiaries.

9.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) The Borrower authorizes the Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Borrower where permitted by applicable law. The Borrower hereby ratifies the filing of any financing statement filed without the signature of the Borrower prior to the date hereof.

(b) If the Borrower or its Subsidiaries acquire any commercial tort claims with a value in excess of $250,000 after the date hereof, the Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to the Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which the Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to the Agent, subject to the terms of the Subordination Agreement, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of the Agent, the Borrower shall, subject to the terms of the Subordination Agreement, execute or deliver to the Agent, and shall cause its Subsidiaries to execute or deliver to the Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional

Documents”) that the Agent may request in its discretion, in form and substance reasonably satisfactory to the Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of the Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Agent in any owned real property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, the Borrower authorizes the Agent to execute any such Additional Documents in the Borrower’s name and authorizes the Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as the Agent shall require, the Borrower shall (i) provide the Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by the Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by the Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of the Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to the Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder ; provided, however, that neither the Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides the Agent with written notice of its intent to register such copyrights not less than thirty (30) days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to the Agent a Copyright Security Agreement, supplemental schedules to any existing Copyright Security Agreement, or such other documentation as the Agent reasonably deems necessary in order to perfect and continue perfected the Agent’s Liens on such copyrights following such registration.

9.5 Power of Attorney. The Borrower hereby irrevocably makes, constitutes, and appoints the Agent (and any of the Agent’s officers, employees, or agents designated by the Agent) as the Borrower’s true and lawful attorney, with power, subject to the terms of the Subordination Agreement, to (a) if the Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 9.4, sign the name of the Borrower on any of the documents described in Section 9.4, (b) at any time that an Event of Default has occurred and is continuing, sign the Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of the Borrower’s or its Subsidiaries’ Accounts, (d) endorse the Borrower’s name on any of its payment items (including all of its Collections) that may come into the Agent’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Borrower’s or its Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Agent determines to be reasonable, and the Agent may cause to be executed and delivered any documents and releases that the Agent determines to be necessary. The appointment of the Agent as the Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Agent’s obligations to extend credit hereunder are terminated.

9.6 Right to Inspect. The Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify the Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

SECTION 10.	MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and the Borrower, the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (a) reduce the amount or extend the maturity of any Revolving Loan or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or increase any Commitment, in each case without the written consent of the Lender affected thereby; or (b) (i) amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in or otherwise modify the definition of Majority Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted by Section 6.4); or (ii) release any Loan Party from any liability under its respective Loan Documents; or (iii) release all or substantially all of the Collateral or all or substantially all of the Guarantor Collateral, except in connection with any Asset Disposition permitted by this Agreement; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(e) (the first sentence) or 2.10; or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case without the written consent of all the Lenders; or (c) amend, modify or waive any provision of Section 8 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Agent, and all future holders of the Revolving Loans. Notwithstanding the foregoing, any amendment, restatement or other modification to the agency letter between the Agent and the Borrower shall require the consent of the Agent and the Borrower only. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders and the Agent, shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent pursuant to Section 2.1, 2.3 or 2.4 shall not be effective until received.

The Agent shall be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower hereby indemnifies the Agent from all losses, costs, expenses and liabilities resulting from the reliance by the Agent on any such notice.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

10.5 Payment of Expenses; Indemnification. (a) The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (i) to pay or reimburse the Agent for all its reasonable, documented costs and out-of-pocket expenses incurred in connection with the preparation and execution of, the syndication of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Restatement Closing Date), including due diligence expenses (including, appraisal fees and costs) and the reasonable fees and disbursements of no more than one outside counsel to the Agent for each jurisdiction where Collateral is located and as to any amendment, supplement or modification to this Agreement or any other Loan Document and the administration of the transactions contemplated thereby, including in connection with any proceeding or negotiation of the type referred to in clause (ii) below, regardless of whether an Event of Default has occurred and is continuing, and with respect to the foregoing legal fees, without duplication thereof, the allocated reasonable costs of internal counsel to the Agent, (ii) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and the Lenders for all their reasonable, documented costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the Revolving Loans provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, including reasonable legal fees and disbursements of one outside counsel to the Agent, one counsel to the Lenders and, if necessary, one local counsel in each jurisdiction where Collateral is located and, without duplication, the allocated reasonable cost of internal counsel to the Agent and the Lenders, and (iii) to indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (other than Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(b) The Borrower and its Subsidiaries shall indemnify the Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) the indemnification by the Agent of Houlihan Lokey, as set forth in the engagement agreement executed by the Agent for the valuation referred to in Section 4.1 of the Existing Credit Agreement and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the fullest extent permitted by applicable Law, neither the Borrower nor any Subsidiary shall assert, and each such Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.6 Successors and Assigns; Participation; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, all future holders of the Revolving Loans and their respective permitted successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lenders.

(b) Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in the rights of such Lender hereunder and under the other Loan Documents; provided any such sale must result in the Participant acquiring at least a $5,000,000 risk participation interest in the aggregate amount of obligations under this Agreement and the other Loan Documents. A Participant shall have the right only to vote on the extension of regularly scheduled maturity of principal or interest with respect to the Revolving Loans or reduction of the principal amount or rate of interest on the Revolving Loans. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Revolving Loans for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.

(c) Any Lender may at any time sell to (i) any of its Affiliates, any other Lender or any Affiliate thereof or (ii) one or more additional lenders that are, subject to Section 10.6(d) below, approved by the Borrower (“Purchasing Lenders”), such approval not to be required for any assignee referred to in clause (i) or if an Event of Default has occurred and is continuing, and the Agent, all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Purchasing Lender and such transferor Lender, and delivered to the Agent for its acceptance and recording in the Register (as defined below), accompanied by a $3,500 processing fee; provided, however, that any such sale (other than a sale of all of the selling Lender’s interest hereunder) must result in the Purchasing Lender having an interest in at least $5,000,000 in aggregate amount of obligations under this Agreement and the other Loan Documents. Upon such execution and delivery from and after the transfer effective date determined pursuant to such assignment document, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in the Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in the Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Any such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Notwithstanding the foregoing, subject to Section 10.6(d) below, no Purchasing Lender shall be (i) the Borrower or an Affiliate thereof, (ii) a Defaulting Lender or (iii) a natural person.

At any time when an Event of Default has occurred and is continuing, any call by the Agent under the Equity Contribution Agreement or any Shareholder Guarantee shall be deemed to be notice to the Borrower that the Lenders may at any time and from time to time thereafter make assignment under this Section 10.6(c) without the requirement for any further notice to, or consent by, any Loan Party; provided that such Lender will wait fifteen (15) Business Days after the Agent makes any such call before consummating such assignment. In addition, at any time when an Event of Default has occurred and is continuing and the Agent has not made a call under the Equity Contribution Agreement or any Shareholder Guarantee, prior to any Lender making an assignment under this Section 10.6(c), such Lender shall give notice to the Borrower (with a copy to Agent) of its intent to make an assignment under this Section 10.6(c) and referring to Section 10.6(d) and, if such notice is given (i) such Lender will wait fifteen (15) days (the “Shareholder Sale Period”) before consummating such assignment and, during the Shareholder Sale Period, will instead make such assignment in accordance with Section 10.6(d) if the conditions therein are satisfied and (ii) if the Shareholder Sale Period elapses without consummation of such sale under Section 10.6(d), such Lender shall thereafter be entitled to effect an assignment under this Section 10.6(c) to any Person without the requirement for any further notice to, or consent by, any Loan Party. For the avoidance of doubt, once notice is given under either of the preceding two sentences, neither the Agent nor any Lender shall have any obligation to give any further or additional notice of any further assignments hereunder.

(d) Notwithstanding any provision in this Section 10.6 to the contrary, upon the written request of the MidOcean Entities and/or the Kayne Investors, in the event that all Obligations owing to the Agent and the Lenders under the Loan Documents will be paid to the Agent and the Lenders in full concurrently with such assignment, the Agent and each Lender will assign to the MidOcean Entities, the Kayne Investors and such other Guarantors as the MidOcean Entities or the Kayne Investors shall indicate, such sale to be consummated within fifteen (15) days of the receipt of such written request unless the Agent shall agree to a different time period in its discretion, its respective rights and interests under the Loan Documents, without recourse or representation and against receipt of such payment in full, at the sole expense of such assignees, pursuant to such documentation as the MidOcean Entities, the Kayne Investors and such other Guarantors shall reasonably request.

(e) The Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Revolving Loans owing to each Lender from time to time. The entries in the

Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Revolving Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower (if required) and the Agent) the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.

(g) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Agent (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower, the other Loan Parties, and the Affiliates and Subsidiaries of any of the foregoing which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and the other Loan Parties; provided that such Transferee or prospective Transferee agrees in writing to maintain the confidentiality of such information in accordance with the provisions of Section 10.15.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its interest and rights under this Agreement and its Revolving Loans to any Federal Reserve Bank in accordance with applicable law.

(i) Each Lender (and each Person becoming a Lender pursuant to Section 10.6(c)) represents, warrants and agrees with the Agent as follows:

(i) Such Lender is entitled to receive any payments hereunder without the withholding of any tax and will furnish to Agent such forms, certifications, statements and other documents as Agent may request from time to time to evidence such Lender’s exemption from withholding of any tax imposed by any jurisdiction or to enable Agent to comply with any applicable laws or regulations relating thereto;

(ii) Without limiting the effect of the foregoing, if such Lender is not created or organized under the laws of the United States or any state thereof, such Lender is lawfully engaged in the conduct of a business within the United States and payments made hereunder are or are reasonably expected to be effectively connected with the conduct of that trade or business and are or will be includible in its gross income or, if such Lender is not engaged in a United States trade or business with which such payments are effectively connected, such Lender is entitled to the benefits of a tax convention which exempts the income from United States withholding tax and that it has satisfied all requirements to qualify for the exemption from tax.

(iii) Such Lender agrees that it will, immediately upon the request of the Agent, furnish to the Agent with a copy to the Borrower Form W-9, W-8BEN or W-8ECI

(as applicable to it) of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender’s exemption from the withholding of United States tax with respect thereto. If such Lender determines that, as a result of any change in any Requirement of Law or in any official application or interpretation thereof, it ceases to qualify for exemption from any tax imposed by any jurisdiction with respect to payments made hereunder, such Lender shall promptly notify the Agent of such fact and the Agent may, but shall not be required to withhold the amount of any such applicable tax from amounts paid to such Lender hereunder. The Agent shall not be obligated to make any payments hereunder to such Lender in respect to the Obligations owing to such Lender hereunder until such Lender shall have furnished to the Agent the requested form, certification, statement or document, and may withhold the amount of such applicable tax from amounts paid to such Lender hereunder.

(iv) Each Lender shall reimburse, indemnify and hold the Agent and Borrower harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against the Agent due to its reliance upon the representation hereby made that such Lender is exempt from withholding of tax. Unless the Agent receives written notice to the contrary, such Lender shall be deemed to have made the representations contained in this Section 10.6(i) for the current and each subsequent tax year of such Lender.

10.7 Adjustments; Set-Off. (a) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Revolving Loans, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Loans or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Revolving Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any branch or agency thereof or bank controlling the Agent to or for the credit or the account of the Borrower. The Agent agrees promptly to notify the Borrower after any such set-off and application made by the Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower, the Lenders and the Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW; JURISDICTION.

(a) This Agreement and the rights and obligations of the Borrower hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.

(b) All judicial proceedings brought against the Borrower arising out of or relating hereto, or any of the Borrower’s obligations hereunder, may be brought in any state or Federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, the Borrower, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Borrower at its address provided on the first page hereof; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the Borrower in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that the Agent retains the right to serve process in any other manner permitted by law or to bring proceedings against the Borrower in the courts of any other jurisdiction.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH

ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN EXECUTING AND ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.13 Acknowledgements.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders, or among the Borrower and the Lenders.

10.14 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.15 Confidentiality. The Agent and each Lender shall take reasonable precautions, in accordance with their customary procedures for handling confidential information of the same nature, to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement or any other Loan Document which has been identified in writing as such by any Loan Party but may, in any event, make disclosures (a) to any of its Affiliates and as reasonably required by any transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments, the Revolving Loans or participation in any of the foregoing or (b) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) to its attorneys and accountants or (d) as required by law or (e) in connection with litigation involving the Agent or any Lender; provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 10.15 and (ii) in no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower and its Subsidiaries.

10.16 Subordination Agreement. Each Lender from time to time party hereto acknowledges and agrees that the Obligations hereunder are subject to the Subordination Agreement, in each case on the terms and to the extent set forth in the Subordination Agreement. Each Lender, by executing this Agreement, or any Assignment and Acceptance or New Lender Joinder pursuant to which it becomes a party to this Agreement, acknowledges that such Lender is bound by the terms thereof.

10.17 Patriot Act. Each Lender subject to USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “PATRIOT Act”) hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROFESSOR CONNOR’S, INC.

By:

Name:	S MACCHIAVERNA

Title:	SECRETARY

Address for Notices:

400 Plaza Drive Secaucus, NJ 07094 Attention: Richard Kassar Facsimile: (201) 866-2018

Credit Agreement

ONEWEST BANK, FSB, as Agent and a Lender

By:
Name:
Title:

Revolving Loan Commitment: $[45,000,000]

Address for Notices:

OneWest Bank, FSB

888 East Walnut Street

HQ-05-03

Pasadena, California 91101

Attention: David Ligon

Telephone: 626-535-4466

Facsimile: 866-486-5720

Credit Agreement

Schedule 1.1(a)

Shareholder Guarantors

Guarantor	Amount	%
MidOcean Partners III, L.P.	$19,482,000	32.47%
MidOcean Partners III-A, L.P.	$10,356,000	17.26%
MidOcean Partners III-D, L.P	$1,662,000	2.77%

Mid Ocean Sub-Total	$31,500,000	52.50%

Dick Kassar	$600,000	1.00%
Richard Thompson	$900,000	1.50%

Management Sub-Total	$1,500,000	2.50%

Richard and Suzanne Kayne Living Trust u/t/d 1/14/99	$7,548,425	12.58%
Norris Trust dtd 6/18/02	$4,016,595	6.69%
Michael Targoff	$2,060,693	3.43%
Armstrong Trust u/t/d 9/14/2000	$1,850,000	3.00%
David J. Shladovsky	$1,500,000	2.50%
Mohn Family Trust	$1,338,044	2.23%
James Stern	$1,331,669	2.22%
Peter Neuwirth Trust dtd 12/9/91	$993,084	1.66%
Douglas Hampson Revocable Living Trust (2006)	$829,170	1.38%
James R. Wilcox	$820,950	1.37%
Patricia Neuwirth Trust dtd 2/5/91	$738,375	1.23%
David L. Mahoney and Winnifred C. Ellis 1998 Trust dtd 6/25/98	$629,115	1.05%
Jeffrey P. Hughes	$532,782	0.89%
The Lieberthal Trust dtd 3/23/99	$494,412	0.82%
Howard & Marcie Zelikow Living Trust dtd 5/30/07	$457,622	0.76%
Rudnick Living Trust (1999 Restatement)	$375,000	0.63%
William A. Goldstein	$225,561	0.38%
Joseph E. Parzick	$210,045	0.35%
Lawrence S. Coben	$184,365	0.31%
Levine-Zacharius Living Trust dtd 11/17/1989	$183,681	0.31%
Douglas A. & Lori A. Schur Family Trust dtd 5/1/97	$168,641	0.28%
Sasqua Fields Partners, LLC	$100,000	0.25%
Silvers Living Trust dtd 2/11/04	$112,500	0.19%
Levine Family Investment, LP	$100,137	0.17%
Marilyn S. Moscrip	$90,392	0.15%
Scott Racine	$59,903	0.10%
Walters Family Trust dtd 8/25/05	$34,871	0.06%

Credit Agreement

Guarantor	Amount	%
Lynn Horn	$13,968	0.02%

Freshpet Investors Sub-total	$27,000,000	45.00%

Total All Guarantees	$60,000,000	100.00%

Credit Agreement

Schedule 1.1(b)

Permitted Holders

1.	Freshpet Investors LLC

2.	Tyson Foods

3.	Iron Street Partners, LLC

4.	Thompson FP Foods, LLC

5.	City National Corporation

6.	MidOcean Entities

Credit Agreement

- i -

SECTION 4. CONDITIONS PRECEDENT		34
4.1	Conditions to Restatement Closing Date	34
4.2	Conditions to Each Revolving Loan	35

SECTION 5. AFFIRMATIVE COVENANTS		36
5.1	Financial Statements	36
5.2	Certificates; Other Information	37
5.3	Payment of Taxes	38
5.4	Conduct of Business and Maintenance of Existence	38
5.5	Maintenance of Property; Insurance	38
5.6	Inspection of Property; Books and Records; Discussions	39
5.7	Use of Proceeds	39
5.8	Plant	39
5.9	Acquisition of Assets	39
5.10	Environmental Laws	39
5.11	Covenants Regarding Subsidiaries	40
5.12	Canadian Subsidiary	40

SECTION 6. NEGATIVE COVENANTS		41
6.1	Financial Condition Covenant	41
6.2	Limitation on Indebtedness	41
6.3	Limitation on Liens	42
6.4	Limitation on Fundamental Changes	43
6.5	Limitation on Sale of Assets	44
6.6	Limitation on Restricted Payments	44
6.7	[Intentionally Omitted]	44
6.8	Transactions with Affiliates	44
6.9	Fiscal Year	45
6.10	Prohibitions on Certain Agreements	45
6.11	Line of Business	45
6.12	Anti-Terrorism Laws	45

SECTION 7. EVENTS OF DEFAULT		45
7.1	Events of Default	45
7.2	Cure of Guarantor Default	48
7.3	Application of Payments and Proceeds	49

SECTION 8. THE AGENT		49
8.1	Appointment	49
8.2	Delegation of Duties	50
8.3	Exculpatory Provisions	50
8.4	Reliance by Agent	50
8.5	Notice of Default	51
8.6	Non-Reliance on Agent and Other Lenders	51
8.7	Indemnification	51

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8.8	Agent in Its Individual Capacity	52
8.9	Successor Agent	52
8.10	Administrative Agent May File Proofs of Claim	52
8.11	Collateral Matters	53

SECTION 9. SECURITY		53
9.1	Grant of Security Interest	53
9.2	Negotiable Collateral	54
9.3	Collection of Accounts, General Intangibles and Negotiable Collateral	54
9.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	54
9.5	Power of Attorney	55
9.6	Right to Inspect	56

SECTION 10. MISCELLANEOUS		56
10.1	Amendments and Waivers	56
10.2	Notices	57
10.3	No Waiver; Cumulative Remedies	57
10.4	Survival of Representations and Warranties	57
10.5	Payment of Expenses; Indemnification	57
10.6	Successors and Assigns; Participation; Purchasing Lenders	59
10.7	Adjustments; Set-Off	62
10.8	Counterparts	63
10.9	Severability	63
10.10	Integration	63
10.11	GOVERNING LAW; JURISDICTION	63
10.12	WAIVER OF JURY TRIAL	63
10.13	Acknowledgements	64
10.14	Headings	64
10.15	Confidentiality	64
10.16	Subordination Agreement	64
10.17	Patriot Act	65

- iii -

Exhibits
A	Form of Revolving Note
B	Form of No Default/Representation Certificate
C	Form of Continuation Notice
D	Form of Borrowing Notice
E	Form of Covenant Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of New Lender Joinder

Schedules

1.1(a)	Guarantors
1.1(b)	Permitted Holders
1.1(c)	Commercial Tort Claims
3.2	Qualification Jurisdictions
3.5	Litigation
3.6	Legal and Operating Names
3.8	Intellectual Property Matters
3.13	Subsidiaries
3.19	Capital Structure and Equity Ownership

- iv -

AMENDED AND RESTATED CREDIT AGREEMENT

among

PROFESSOR CONNOR’S, INC.

a Delaware corporation

THE LENDERS PARTIES HERETO

and

ONEWEST BANK, FSB

as Administrative Agent

Dated as of April 12, 2013